May 5, 2023 Dear Shary, Welcome back! Beyond the importance of its customers, the development of its branch network, infrastructure, technology and innovative products and services, Amerant is its people. Our team members work with enthusiasm, commitment, and professionalism; always preserving the ethical principles and values that have guided our organization since its foundation. It is with great pleasure that we offer you the position of Executive Vice President (EVP), Chief Financial Officer, at an annual salary of $300,000.00 to be paid bi- weekly for the term of your active employment. This position is considered exempt according to F.L.S.A classification. The annual salary will increase to $325,000.00 by January 1, 2024. In addition to your annual salary, this position offers a discretionary AMT Variable Incentive based on performance, and a discretionary Long-Term Incentive (“LTI”), also based on performance and subject to Board review and approval. The AMT short-term variable incentive is based on individual, as well as company performance and profitability with a 75% target of your annual salary. This bonus is paid on an annual basis. Please be advised that given the start date of this new position, all incentives will be pro-rated for your actual time with the Bank. You will also be appointed to become a member of Amerant Bank’s Executive Management Committee (“EMC”). Please note this appointment to the EMC is subject to approval by the Board of Directors of Amerant Bancorp, Inc. and Amerant Bank, N.A. You will also receive a one-time grant of $100,000.00 in company restricted stock rounded down to an even number of shares based on the market price at the close of business on the day of the grant (June 1, 2023) and vested ratably over three years from the date of the grant. A package containing your individual award agreements describing the terms and conditions of your stock awards and other important information will be provided to you. Upon acceptance of this offer, we will also enter into a 2-year change of control agreement. A copy of that agreement will be made available to you upon signing this letter. While it is our sincere hope that our relationship be a long one, Amerant does not offer employment on a fixed-term basis. This letter and any discussion we have had with you should not be construed in any manner as a proposed contract for any fixed term. Employment with Amerant is “at-will”; meaning that either you or Amerant may terminate the relationship at any time. Continued employment with Amerant will require satisfactory job performance and compliance with existing and future regulations and policies.

Federal law requires that all employees complete an electronic I-9 verifying their eligibility to work in the United States. Our Human Resources Department will need to photocopy original documents in compliance with the Immigration and Naturalization Act. A list of acceptable documents for I-9 verification is available by visiting:https://www.uscis.gov/i-9-central/acceptable-documents/list- documents/form-i-9-acceptable-documents. Please be prepared to present appropriate documentation. Once again welcome back. We are very excited about the prospect of you accepting this new position. Please signify acceptance of this offer within 24 hours by signing below. Sincerely, /s/ Mariola Triana Sanchez Mariola Triana Sanchez SEVP & Chief People Officer Accepted by: /s/ Sharymar Calderon Date: May 5, 2023